Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

CHURCH & DWIGHT REPORTS FIRST QUARTER RESULTS

ORGANIC SALES GROWTH OF 5.2% AND EPS OF $0.86 EXCEED OUTLOOK

RAISES FULL YEAR ORGANIC SALES AND GROSS MARGIN OUTLOOK

MAINTAINS 7-9% ADJUSTED EPS GROWTH BEHIND INCREMENTAL SG&A INVESTMENTS

2016 First Quarter Results	2016 Full Year Outlook
•Organic sales growth of 5.2%; reported growth of 4.5%	•Organic sales growth raised to 3-4%
•Gross Margin expansion of 80 basis points	•Gross Margin expansion of 75 basis points
•Reported EPS growth of 7.5%	•Adjusted EPS growth of 7-9%; reported 13-15%
•Currency neutral EPS up 10.0%	•Cash from operations of $630MM

EWING, NJ, MAY 5, 2016 – Church & Dwight Co., Inc. (NYSE:CHD) today announced first quarter 2016 reported EPS of $0.86 per share, a 7.5% increase over the prior year first quarter exceeding the Company’s prior outlook.  Driven by strong organic sales growth and gross margin expansion, this equates to 10.0% currency neutral EPS growth.

First quarter 2016 reported net sales increased $36.7 million or 4.5% to $849.0 million.  Organic sales growth for the first quarter 2016 was 5.2% driven by volume growth of 5.6%, and partially offset by 0.4% from unfavorable product mix and pricing.

Matthew Farrell, Chief Executive Officer, commented, “We are extremely pleased with the sales and earnings growth as our strong momentum in late 2015 has continued into early 2016.  We continue to believe that innovation is the key to increasing our market share and have launched innovative new products in many of our major categories including BATISTE, the #1 global dry shampoo.  In support of our brands, we increased our marketing spend in the first quarter of 2016, as 6 of the 10 powerbrands gained share.”

First Quarter Review

Consumer Domestic net sales were $647.8 million, a $33.2 million or 5.4% increase over the prior year first quarter.  First quarter organic sales increased by 4.5%, primarily due to strong growth of ARM & HAMMER liquid laundry detergent, VITAFUSION gummy vitamins, BATISTE dry shampoo, the continued success of the ARM & HAMMER CLUMP & SEAL cat litter franchise, including the new MICROGUARD product, partially offset by a decline in L’IL CRITTERS gummy vitamins.  In addition to strong consumption and continued share growth above category rates of ARM & HAMMER in both the laundry detergent category and clumping litter segment, there was broad brand growth across the portfolio.  Volume growth contributed 5.7% to organic sales, while product mix and pricing declined 1.2%.

Consumer International net sales were $127.4 million, a $7.0 million or 5.8% increase compared to prior year first quarter sales.  Organic sales increased 13.3%, driven largely by higher sales in Europe, Mexico and Canada.  Volume increased 9.6%, while favorable product mix and pricing contributed 3.7%.

Specialty Products net sales were $73.8 million, a $3.5 million or 4.6% decrease from the prior year first quarter sales.  Organic sales decreased by 2.0% with volume declining 1.4% and unfavorable product mix and pricing of 0.6%.  The lower organic sales were primarily driven by the impact of further declines in milk pricing and a strong year ago results comparison (+11% organic sales in Q1 2015).

Gross margin increased 80 basis points to 44.6%.  The gross margin benefited primarily from lower commodities, productivity programs and the impact of higher margin acquired businesses partially offset by foreign exchange and higher fixed costs associated with the new vitamin capacity in our York manufacturing facility.

Marketing expense was $92.5 million, an increase of $3.7 million or 4.2% in comparison to the prior year first quarter.  Marketing expense as a percentage of net sales was consistent with prior year at 10.9%.

Selling, general, and administrative expense (SG&A) was $107.0 million or 12.6% of net sales.  This 90 basis point increase was primarily due to incremental amortization from an acquisition and the timing of stock option grants related to management transition.

Income from Operations was $179.5 million, a $7.4 million or 4.3% increase (+7.5% on a currency neutral basis).  Operating income as a percentage of net sales was 21.1%, a 10 basis point decrease.

The effective tax rate in the first quarter was 34.7%, compared to 35.1% last year. The company now expects the full year effective tax rate to be approximately 34.7% (compared to previous outlook of 34.5%).

Operating Cash Flow

For the first three months of 2016, net cash from operating activities was approximately $178 million; a $33 million increase from the prior year primarily due a reduction in working capital and higher cash earnings.  Capital expenditures for the first three months were $8.5 million, a $13.4 million decrease from the prior year when we were completing the York vitamin plant.

At March 31, 2016, cash on hand was $194 million, while total debt was $1.2 billion.  The Company continues to have significant financial flexibility for acquisitions.

2016 New Products

Mr. Farrell commented, “innovation continues to be a big driver of our success.  In support of our long term strategy to drive revenue and earnings growth, we have launched innovative new products across every one of our megabrands while continuing to support prior year launches.  One specific example is our new ARM & HAMMER CLUMP & SEAL MICROGUARD clumping cat litter launch which continues to drive share increases despite aggressive competition.  Additional launches are new dual chamber unit dose laundry detergent in our ARM & HAMMER and OXICLEAN laundry franchises, an entirely new beauty line of adult vitamins under the VITAFUSION brand, a new GROOVE condom and new RIVIERA lubricant under the TROJAN brand and PREGNANCY PRO, the only pregnancy test kit with bluetooth technology, under the FIRST RESPONSE brand.  We have new offerings and distribution of the BATISTE dry shampoo brand which continues to grow its global share position.”

Outlook for 2016

Mr. Farrell stated, “2016 is off to a strong start with solid first quarter results.  We believe that we are positioned to continue to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.  Although the 2016 business environment will be extremely challenging with continued competitive pressure, we are confident in achieving our 2016 business targets.”

With regard to 2016, Mr. Farrell said, “We now expect organic sales growth of approximately 3-4% (3% previously) supported by our new product introductions on our core business and improved category growth.  We now expect gross margin to expand by approximately 75 basis points (40 basis points previously) from lower commodity costs, productivity programs and the reduction of vitamin start-up costs.  We are maintaining marketing spending at approximately 12.3% of sales, consistent with 2015.  SG&A, adjusted for the 2015 pension settlement charge, is now forecasted to increase by 25 basis points as a percentage of sales as we make incremental R&D, IT and International sales force infrastructure investments.  We continue to expect to achieve approximately 50 basis points of operating margin expansion.  In 2016, we again expect to deliver approximately 125% free cash flow compared to net income.”

In conclusion, Mr. Farrell said, “We believe that 2016 will be an exciting year for Church & Dwight based on our current growth momentum and category strength, continued focus on innovation, and confidence in gross margin expansion.  We continue to expect 7 to 9% adjusted EPS growth.  The 2016 outlook midpoint equates to 10% currency neutral EPS growth excluding an estimated 2% negative impact from foreign exchange.  This outlook is top tier within the consumer packaged goods industry.

For the second quarter, we expect organic sales growth of approximately 2-3%, margin expansion and earnings per share of $0.79 which equates to an 8% increase over last year’s adjusted earnings per share of $0.73.  The prior year adjusted EPS excluded a pension settlement charge ($0.05) and an impairment charge ($0.13) associated with the Company’s investment in Natronx Technologies, LLC.  On a reported basis, earnings per share is expected to increase 44%.”

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2016 results on May 5, 2016 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  78737573 (International: 631-291-4539, same access code: 78737573).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 78737573.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This Press Release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the Company’s hedge programs; the impact of foreign exchange and commodity price fluctuations; actual voluntary and expected cash contributions to pension plans; impairments and other charges including the pension settlement charge and trade name impairment charges; the Company’s investments in joint ventures; the impact of acquisitions; capital expenditures; the Company’s effective tax rate; the impact of tax audits; tax changes and the lapse of applicable statutes of limitations; the effect of the credit environment on the Company’s liquidity and capital resources; the Company’s fixed rate debt; compliance with covenants under the Company’s debt instruments; the Company’s commercial paper program; the Company’s current and anticipated future borrowing capacity to meet capital expenditure program costs; the Company’s share repurchase programs; payment of dividends; environmental and regulatory matters; and the availability and adequacy of raw materials, including trona reserves. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category and Henkel AG & Co. KGaA’s entry into the U.S. premium laundry detergent category; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,	March 31,
(In millions, except per share data)	2016	2015
Net Sales	$849.0	$812.3
Cost of sales	470.0	456.8
Gross Profit	379.0	355.5
Marketing expenses	92.5	88.8
Selling, general and administrative expenses	107.0	94.6
Income from Operations	179.5	172.1
Equity in earnings of affiliates	1.7	2.3
Other income (expense), net	(8.2)	(9.1)
Income before Income Taxes	173.0	165.3
Income taxes	60.0	58.1
Net Income	$113.0	$107.2
Net Income per share - Basic	$0.87	$0.81
Net Income per share - Diluted	$0.86	$0.80
Dividends per share	$0.355	$0.335
Weighted average shares outstanding - Basic	129.4	132.0
Weighted average shares outstanding - Diluted	131.8	134.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Mar. 31, 2016	Dec. 31, 2015
Assets
Current Assets
Cash and Cash Equivalents	$194.3	$330.0
Accounts Receivable	277.0	276.2
Inventories	291.0	274.0
Other Current Assets	23.2	25.8
Total Current Assets	785.5	906.0
Property, Plant and Equipment (Net)	601.1	609.6
Equity Investment in Affiliates	8.0	8.4
Trade names and Other Intangibles	1,375.8	1,269.5
Goodwill	1,407.1	1,354.9
Other Long-Term Assets	114.8	108.5
Total Assets	$4,292.3	$4,256.9
Liabilities and Stockholders’ Equity
Short-Term Debt	$451.3	$357.2
Other Current Liabilities	561.5	515.5
Total Current Liabilities	1,012.8	872.7
Long-Term Debt	699.8	692.8
Other Long-Term Liabilities	659.4	668.2
Stockholders’ Equity	1,920.3	2,023.2
Total Liabilities and Stockholders’ Equity	$4,292.3	$4,256.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in millions)	2016	2015

Net Income	$113.0	$107.2

Depreciation and amortization	27.9	26.0
Deferred income taxes	7.6	6.0
Non cash compensation	5.8	1.7
Other	1.2	3.9

Changes in assets and liabilities:
Accounts receivable	5.2	(22.0)
Inventories	(8.7)	(15.2)
Other current assets	(1.7)	(1.3)
Accounts payable and accrued expenses	(5.5)	(2.5)
Income taxes payable	42.4	48.3
Excess tax benefit on stock options exercised	(7.9)	(8.0)
Other	(1.5)	0.1
Net cash from operating activities	177.8	144.2

Capital expenditures	(8.5)	(21.9)
Acquisition	(175.0)	(74.9)
Other	(0.6)	(1.1)
Net cash (used in) investing activities	(184.1)	(97.9)

Net change in short-term debt	93.8	127.1
Payment of cash dividends	(46.1)	(43.7)
Stock option related	21.2	19.3
Purchase of treasury stock	(200.0)	(256.2)
Other	(5.0)	(0.4)
Net cash (used in) financing activities	(136.1)	(153.9)

F/X impact on cash	6.7	(15.7)

Net change in cash and cash equivalents	$(135.7)	$(123.3)

2016 and 2015 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2016	3/31/2015	Change
Household Products	$388.3	$366.5	5.9%
Personal Care Products	259.5	248.1	4.6%
Consumer Domestic	$647.8	$614.6	5.4%
Consumer International	127.4	120.4	5.8%
Total Consumer Net Sales	$775.2	$735.0	5.5%
Specialty Products Division	73.8	77.3	-4.6%
Total Net Sales	$849.0	$812.3	4.5%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted EPS:

This press release also presents reported EPS excluding a pension termination charge and the Natronx impairment charge, namely, earnings per share calculated in accordance with GAAP adjusted to exclude significant one-time items that is not indicative of the Company’s period to period performance.  We believe that this metric provides investors a more meaningful perspective of underlying business trends and results and provides a more comparable measure of year over year earnings per share growth.

Currency Neutral EPS:

Currency neutral EPS is a measure of the Company's EPS, excluding the impact of foreign exchange.  We believe that this metric further enhances investors’ understanding of the Company’s year over year earnings per share growth.

Free Cash Flow:

Free cash flow is defined as cash from operating activities less capital expenditures.  Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.

Free Cash Flow as Percent of Net Income:

Free cash flow as percent of net income is defined as the ratio of free cash flow to net income.  Management views this as a measure of how effective the Company manages its cash flow relating to working capital and capital expenditures.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 3/31/2016

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.5%	5.5%	5.4%	5.8%	-4.6%
Less:
Acquisitions	0.9%	1.0%	0.9%	1.4%	0.0%
Add:
FX / Other	1.6%	1.4%	0.0%	8.9%	2.6%

Organic Sales Growth	5.2%	5.9%	4.5%	13.3%	-2.0%